Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 28, 2004 relating to the financial statements and financial statement schedule of Leggett & Platt, Incorporated, which appears in Leggett & Platt, Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ PricewaterhouseCoopers LLP

St. Louis, Missouri

November 4, 2004